Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS SECOND QUARTER 2004 RESULTS

BURLINGTON, MA — July 29, 2004 — RadView Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the quarter ended June 30, 2004.

Revenues for the second quarter of 2004 were $1,068,000 compared to $1,211,000 in the second quarter of 2003.  The Company’s net loss for the second quarter of 2004 was $995,000, or $0.05 per share, compared to a net loss of $1,395,000, or $0.08 per share, in the second quarter of 2003.

“Revenues for the second quarter of 2004 were slightly lower than expected,” said Ilan Kinreich, CEO of RadView Software, “however, we continued to lower our quarterly net loss through carefully controlled expenses.  In the second quarter, we successfully launched TestView, a well-integrated and open standards-based web application testing suite that positions us as a leading provider of a comprehensive and complete Web-testing solution.”

Mr. Kinreich further commented “As we move into the second half of 2004, we have already achieved another objective of our 2004 operating plan with the completion of a $1 million technology license transaction in July 2004 that will contribute to our revenues in the next four quarters.  The proceeds from this transaction combined with our current cash provides us with the resources to allow us to support the marketing and sales of our TestView suite and to work to further strengthen our channel operations.”

Revenues for the first six months of 2004 were $2,048,000 compared to $2,431,000 in the first six months of 2003.  The Company’s net loss for the first six months of 2004 was $2,146,000, or $0.11 per share, compared to a net loss of $2,936,000, or $0.18 per share, in the first six months of 2003.

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Thursday, July 29, 2004 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.

About RadView

RadView™ Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,450 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

- Tables to follow -

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Software licenses	$523	$622	$970	$1,289
Services	545	589	1,078	1,142
Total Revenues	1,068	1,211	2,048	2,431

Cost of Sales:
Software licenses	18	15	49	35
Services	77	111	157	230
Total Cost of Sales	95	126	206	265

Gross Profit	973	1,085	1,842	2,166

Operating Expenses:
Sales and marketing	897	1,040	1,702	2,270
Research and development	636	650	1,268	1,500
General and administrative	417	406	919	843
Stock-based compensation	—	103	84	214
Restructuring charges	—	245	—	245
Total Operating Expenses	1,950	2,444	3,973	5,072

Operating loss	(977)	(1,359)	(2,131)	(2,906)

Interest income, net	3	10	6	24
Other expense	(21)	(46)	(21)	(54)

Net loss	$(995)	$(1,395)	$(2,146)	$(2,936)

Basic and diluted net loss per share	$(0.05)	$(0.08)	$(0.11)	$(0.18)

Weighted average number of shares used in computing basic and diluted net loss per share	20,456	16,478	19,126	16,474

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,079	$3,075
Accounts receivable, net	614	678
Prepaid expenses and other current assets	361	426
Total current assets	4,054	4,179

Property and Equipment, net	217	333
Other Assets	646	643

Total Assets	$4,917	$5,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$339	$367
Accrued expenses	944	989
Restructuring reserve, current	178	225
Deferred revenue	1,259	1,064
Total current liabilities	2,720	2,645

Long-term Liabilities:
Restructuring reserve, less current portion	—	95
Accrued severance	644	619
Total long-term liabilities	644	714

Total Liabilities	3,364	3,359

Shareholders’ Equity:
Ordinary shares	51	43
Additional paid-in capital	56,816	55,010
Deferred compensation	—	(89)
Accumulated deficit	(55,214)	(53,068)
Treasury shares, at cost	(100)	(100)
Total Shareholders’ Equity	1,553	1,796

Total Liabilities and Shareholders’ Equity	$4,917	$5,155